UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2009

HEARTWARE INTERNATIONAL, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-34256	26-3636023
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

205 Newbury Street, Suite 101 Framingham, MA	01701
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 508.739.0950

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

HeartWare International, Inc. (NASDAQ: HTWR — ASX: HIN) today announced updated results for its international clinical trial of the HeartWare® Left Ventricular Assist System. The results were presented by Dr. Martin Strueber, cardiothoracic surgeon at Hannover Medical School, at the annual meeting of the International Society for Heart and Lung Transplantation (ISHLT) held in Paris this week.

The data presented at ISHLT includes all 50 patients enrolled in the trial across 5 participating centers. The data show a survival rate of 90% at 6 months and a survival rate of approximately 86% at 12 months post implant*. On average, the patients were supported by the HeartWare® System for 300 days each. The cumulative duration of support across the group exceeded 41 years. The patients’ quality of life showed significant improvement at all points post-implant and the rates of adverse events were relatively low despite the unusually long average duration of pump support across the patient group.

* The data includes all patients through February 26, 2009. As of today, 3 patients have yet to pass the endpoint of the international clinical trial and the last of these is expected to do so in early June.

A copy of the Australian Securities Exchange Announcement and full presentation is attached as an exhibit.

Item 9.01 Financial Statements and Exhibits

Exhibit 99.1 HeartWare International, Inc. ASX announcement, dated April 24, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HeartWare International, Inc.

Date: April 24, 2009

By: /s/ David McIntyre
Name: David McIntyre
Title: Chief Financial Officer and
Chief Operating Officer